Exhibit 99.1

15 July 2021

ASX RELEASE

Company Announcements Platform

Discover Invests US$30.0 million into Sezzle with Plans to Launch Buy Now, Pay Later Network Solution

Sezzle Inc. (ASX:SZL) (Sezzle or Company) is pleased to announce that it has entered into an agreement with DFS Services LLC (Discover), a subsidiary of Discover Financial Services (Discover), in which Discover will invest US$30 million into Sezzle, based on a per share purchase price of US$6.58 (AUD$8.83), which equates to total shares to be issued of 4,556,210. In addition to the investment and, subject to finalising a definitive commercial agreement, the parties propose to enter into an expanded partnership, including plans for a buy now, pay later network solution on the Discover Global Network, as well as a dedicated referral program introducing Discover credit and debit products to Sezzle’s consumer base.

“We are excited about our relationship with Discover, as we believe our mission, vision, and values align,” stated Sezzle’s Executive Chairman and CEO, Charlie Youakim. “Discover’s capabilities via their network and financial products will enhance our own offerings and provide more paths to financially empower our consumers.”

The shares will be issued utilising the Company’s existing placement capacity under Listing Rule 7.1, therefore not requiring shareholder approval, and will rank equally with the Company’s existing shares on issue. The shares will be issued early in the week commencing 19 July 2021.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contact Information

For more information about this announcement:

Lee Brading, CFA Investor Relations +61 391 112 670 InvestorRelations@sezzle.com	Justin Clyne Company Secretary +61 407 123 143 jclyne@clynecorporate.com.au	Media Enquiries Mel Hamilton - M&C Partners +61 417 750 274 melissa.hamilton@mcpartners.com.au

About Sezzle Inc.

Sezzle is a rapidly growing fintech company on a mission to financially empower the next generation. Sezzle’s payment platform increases the purchasing power for more than 2.6 million Active Consumers by offering interest-free installment plans at online stores and select in-store locations. Sezzle’s transparent, inclusive, and seamless payment option allows consumers to take control over their spending, be more responsible, and gain access to financial freedom. When consumers apply, approval is instant, and their credit scores are not affected. The increase in purchasing power for consumers leads to increased sales and basket sizes for the more than 34,000 Active Merchants that offer Sezzle.

For more information visit sezzle.com.

Sezzle’s CDIs are issued in reliance on the exemption from registration contained in Regulation S of the US Securities Act of 1933 (Securities Act) for offers of securities which are made outside the US. Accordingly, the CDIs have not been, and will not be, registered under the Securities Act or the laws of any state or other jurisdiction in the US. As a result of relying on the Regulation S exemption, the CDIs are ‘restricted securities’ under Rule 144 of the Securities Act. This means that you are unable to sell the CDIs into the US or to a US person who is not a QIB for the foreseeable future, unless the re-sale of the CDIs is registered under the Securities Act or another exemption is available. To enforce the above transfer restrictions, all CDIs issued bear a FOR Financial Product designation on the ASX. This designation restricts any CDIs from being sold on ASX to US persons excluding QIBs. However, you are still able to freely transfer your CDIs on ASX to any person other than a US person who is not a QIB. In addition, hedging transactions with regard to the CDIs may only be conducted in accordance with the Securities Act.

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